ALLSTAR SYSTEMS, INC.

                             6401 Southwest Freeway
                              Houston, Texas 77074

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held June 24, 1999
                                ----------------
         Notice is hereby given that the annual meeting of the holders of common stock of Allstar Systems, Inc. a Delaware corporation (the "Company"), will be held at the offices of the Company located at 6401 Southwest Freeway, Houston, Texas 77074 on Thursday, June 24, 1999, at 10:00 a.m., Houston time, and any adjournment or postponement thereof, for the following purposes:

     1. To elect a board of five (5) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified; and

     2. To consider and act upon such other business as may properly be presented at the annual meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 30, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. A stockholders' list will be available commencing May 10, 1999, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 6401 Southwest Freeway, Houston, Texas 77074.

         Your vote is important. Whether or not you plan to attend the annual meeting in person, we request that you sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                    By Order of the Board of Directors,



                                    /s/ Donald R. Chadwick
                                    Donald R. Chadwick
                                    Secretary

April 30, 1999

                              ALLSTAR SYSTEMS, INC.
                             6401 Southwest Freeway
                              Houston, Texas 77057

                                 PROXY STATEMENT

         This proxy statement and the enclosed proxy card are first being mailed to the stockholders of Allstar Systems, Inc., a Delaware corporation (the "Company"), commencing on or about April 30, 1999, in connection with the solicitation by the board of directors of the Company (the "Board of Directors") of proxies to be voted at the annual meeting of stockholders to be held at the offices of the Company located at 6401 Southwest Freeway, Houston, Texas 77074 on Thursday, June 24, 1999, at 10:00 a.m., Houston time and at any adjournments or postponements thereof (the "Meeting"), for the purposes set forth in the accompanying notice.

         A stockholder may revoke a proxy by:

         (1) delivering to the Company written notice of revocation,

         (2) delivering to the Company a signed proxy of a later date, or

         (3) appearing at the Meeting and voting in person.

          Votes will be tabulated and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote.

         As of April 30, 1999, the record date for the determination of stockholders entitled to vote at the Meeting, there were outstanding and entitled to vote 4,168,925 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"). The Company's Common Stock is the only class of voting securities outstanding. Each Share entitles the holder to one vote, on all matters presented at the Meeting. Holders of a majority of the outstanding Shares must be present, in person or by proxy, to constitute a quorum for the transaction of business. Stockholders who are present at the Meeting in person or by proxy and who abstain and proxies relating to shares held in "street name" that are marked as "not voted" ("broker non-votes") will be treated as present for purposes of determining whether a quorum is present.

         If a quorum is not obtained, or if fewer Shares are voted in favor of approval of any of the proposals than the number required for approval, the Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Meeting (except for any proxies which have theretofore been revoked).

         Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted for the election of the nominees named herein to the Board of Directors. Abstentions will be treated as present for purposes of determining whether a quorum is present, but will have the same legal effect as votes against election of the nominees. As to any other matter, which may properly be presented at the meeting, the person named on the proxy card will vote according to their best judgment

                              ELECTION OF DIRECTORS

General Information

         At the Meeting, five (5) nominees are to be elected. If elected, each director to hold office until the next annual meeting of stockholders or until his successor is elected and qualifies.

         On June 16, 1998 six directors were elected by the stockholders. Mr. Donald Sykora passed away in September 1998 and Mr. G. Chris Andersen has notified the Board of Directors that he declines stand for reelection. The Board of Directors has adopted a resolution decreasing the size of the Board from six to five. The persons named, as proxies, in the accompanying proxy have been designated by the Board of Directors and, unless authority is withheld, proxies will be voted for the election of the nominees named below to the Board of Directors. All of the nominees previously have been elected directors by the stockholders with the exception of Mr. Mark T. Hilz. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances that would prevent any nominee from serving.

Approval

         The five nominees for election as directors at the Meeting who receive the greatest number of votes cast for election by the holders of Shares present, in person or by proxy, at the Meeting will be the duly elected directors of the Company. Broker non-votes will not have any effect on the outcome of the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL FIVE NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

Nominees for Director

         Set forth below is certain information regarding the nominees for election to the Board of Directors:

Name, Age, Positions held, Period serving as Director, Principal occupation:

James H. Long - Chairman of the Board, President and Chief Executive Officer, April, 1983 to present.

James H. Long, age 39, is the founder of the Company and has served as Chairman of the Board, Chief Executive Officer and President since the Company's inception in 1983. Prior to founding the Company, Mr. Long served with the United States Navy in a technical position and was then employed by IBM in a technical position.

Donald  R.  Chadwick,  -  Director,  Chief  Financial  Officer,   Treasurer  and
Secretary, September 12, 1996 to present.

Donald R. Chadwick, age 55, has been the Chief Financial Officer of the Company since February 1992. As Chief Financial Officer, his duties include supervision of finance, accounting and controller functions within the Company.

Richard D. Darrell - Director, July 29, 1997 to present.

Richard D. Darrell, age 44, has been President of American Technology Acquisition Corporation, a company specializing in mergers, acquisitions, and divestitures of technology related companies, for the last five years. Prior to that, Mr. Darrell served as President and Chief Executive Officer of Direct Computer Corporation, a computer reseller and distribution company based in Dallas, Texas.

Jack M. Johnson, Jr. - Director, July 29, 1997 to present.

Jack M. Johnson, Jr., age 60, has been Managing General Partner of Winterman & Company, a general partnership that owns approximately 25,000 acres of real estate in Texas, which is used in farming, ranching, and oil and gas exploration activities for over four years. Mr. Johnson is also President of Winco Agriproducts, an agricultural products company that primarily processes rice for seed and commercial sale. Mr. Johnson was previously the Chairman of the Board of the Lower Colorado River Authority, the sixth largest electrical utility in Texas, with approximately 1,700 employees and an annual budget of over $400 million. Mr. Johnson was previously Chairman of North Houston Bank, a commercial bank with assets of approximately $75 million. Mr. Johnson currently serves on the board of directors of Houston National Bank, a commercial bank located in Houston, Texas with assets of approximately $100 million; Security State Bank, a commercial bank in Anahuac, Texas with assets of approximately $60 million and Team, Inc. a publicly traded company which provides environmental services for industrial operations.

Mark T. Hilz - Nominee for Director

Mark T. Hilz, age 40, is Chief Executive Officer of Nichecast, Inc., a privately held internet services company. From 1990 to 1998, Mr. Hilz was founder,
President and Chief Executive Officer of PC Service Source, Inc., a publicly-held distributor of personal computer hardware for repair industry.

Board and Committee Activity, Structure and Compensation

         During 1998, the board of directors convened on four regularly scheduled meetings and committees of the board held meetings as follows: Audit Committee - two meetings; and Compensation Committee - one meeting. Each director attended at least 75% of the meetings held during 1998 by the board and all of the meetings of committees on which he served.

         Each director who is not an employee of the Company is paid $1,000 for each Board meeting attended and $500 for each committee meeting attended plus reasonable out-of-pocket expenses incurred to attend Board or committee meetings. In addition, each non-employee director is entitled to receive stock options pursuant to the Company's Non-Employee Director Stock Option Plan (the "Director Plan"). Upon his first election to the Board each such director receives options to purchase 5,000 shares and upon each time a director is reelected such director receives options to purchase 2,000 shares. All options granted vest immediately. All options granted under the Director Plan will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant and will expire ten years after the date of grant (subject to earlier termination under the Director Plan). Options granted under the Director Plan are subject to early termination on the occurrence of certain events, including ceasing to be a member of the Company's Board (other than by death). During 1998, options to acquire 8,000 shares of Common Stock were granted under the Director Plan.

         The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee.

          Audit Committee. The Audit Committee is currently composed Messrs. Darrell and Johnson. During 1998, the Audit committee met twice. The functions of the Audit Committee include:

          1. reviewing the accounting principles and practices employed by the Company;

          2. meeting with the Company's independent auditors to review their report on their examination of the Company's accounts, their comments on the integral controls of the Company and the actions taken by management in response to such comments; and

          3. recommending annually to the Board of Directors the appointment of the Company's independent auditors.




          Compensation  Committee.   The  Compensation  Committee  is  currently
composed of Messrs. Andersen and Darrell. During 1998, the Compensation Committee met once. The functions of the Compensation Committee include:

          1. reviewing and making recommendations regarding the compensation of the Company's officers, and

          2. administrating and making awards under the Company's compensation plans.

Executive Officers

     The executive officers of the Company serve until resignation or removal by the Board of Directors. Company's executive officers are as follows:

Name, age, Positions held, Period serving as Executive Officer:

James H. Long  - See Nominees for Director.

Donald R. Chadwick - See Nominees for Director.

Frank Cano - President, Information Technology Division, September, 1997 to present.

     Frank Cano, age 34, became the President, Computer Products Division for the Company in September, 1997 and was responsible for the management of the Computer Products Division. In January, 1999, Mr. Cano became President of the Information Technology Division which includes the former Computer Products and IT Services divisions. Prior to that Mr. Cano was Senior Vice President, Branch Operations from July, 1996 to September, 1997, and was responsible for the general management of the Company's branch offices. From June 1992 to June 1996, Mr. Cano was the Branch Manager of the Company's Dallas-Fort Worth office.

Thomas N. McCulley - Vice President, Information Systems, September, 1996 to present.

     Thomas N. McCulley, age 52, has been the Vice President, Information Systems for the Company since July 1996. From January 1992 to June 1996, Mr. McCulley served as the Information Services Director for the Company. He has responsibility for management and supervision of the Company's Management Information Systems.

William R. Hennessy - President, Stratasoft, Inc., September, 1996 to present.

     William R. Hennessy, age 40, has served as the President of Stratasoft, Inc., the Company's wholly owned subsidiary that was formed in 1995 to develop and market CTI Software, since joining the Company in January 1996. Mr. Hennessy's responsibilities include the general management of Stratasoft, Inc. From July 1991 to January 1996, Mr. Hennessy was employed by Inter-Tel, Incorporated, a telephone systems manufacturer and sales and service company, where he served as the Director of MIS and the Director of Voice and Data Integration for the central region.

Family Relationships

     James H. Long and Frank Cano are brothers-in-law. There are no other family relationships among any of the directors and executive officers of the Company.

Security Ownership of Management

     The following table sets forth, as of March 31, 1999 the number of shares of Common Stock owned by each Director, nominee as a Director, each Named Executive Officer, as defined in "Executive Compensation," and all Directors and Officers as a group.

Title Of Class   Name of                Amount and Nature of       Percent
                 Beneficial Owner       Beneficial Owner(1)        of Class

Common Stock     James H Long               2,118,600                50.1%
Common Stock     Donald R. Chadwick            44,586  (2)            1.1%
Common Stock     Frank Cano                    20,300  (3)               *
Common Stock     William R. Hennessy            5,000  (4)               *
Common Stock     Thomas N McCulley              5,300  (4)               *
                                                                         *
Common Stock     All officers and           2,183,786                51.6%
                 directors as a group

(1) Beneficial owner of a security includes any person who shares voting or investment power with respect to or has the right to acquire beneficial ownership of such security within 60 days based solely on information provided to the Company.

(2) Includes 24,286 restricted shares and 300 shares owned by his minor children for which Mr. Chadwick disclaims beneficial ownership.

(3) Includes 10,000 restricted shares and 300 shares owned by Mr. Cano's spouse for which Mr. Cano disclaims beneficial ownership.

(4)  Includes 5,000 restricted shares * Indicates less than 1%



Security Ownership of Certain Beneficial Owners

Title Of Class   Name and Address of    Amount and Nature of       Percent
                 Beneficial Owner       Beneficial Owner           Of Class

Common Stock     Jack B. Corey                267,500                6.4%
                 37102 FM 149, P.O. Box 525
                 Pinehurst, TX 77362

Executive Compensation

Summary Compensation Table. The following table reflects compensation for services to the Company for the years ended December 31, 1998. 1997 and 1996 of
(i) the Chief Executive Officer of the Company and (ii) the three most highly compensated executive officers of the Company who were serving as executive officers at the end of 1998 and whose total annual salary and bonus exceeded
$100,000 in 1998 (the "Named Executive Officers").
                          Annual Compensation          Long Term Compensation
                                                              Awards            Payouts
Name and Principal                                                        Number of
                       Other Annual Restricted Securities
                                               Compensation    Stock     Underlying   LTIP
Position                 Year  Salary   Bonus    (1)          Awards     Options(8)  Payouts ($)

James H. Long (2)        1998 $150,000 $80,200      -           -           2,400      -
Chief Executive          1997 $150,000              -           -              -       -
Officer                  1996 $116,000  35,000      -           -                      -

Donald R. Chadwick(3)(5) 1998 $108,853              -         $15,000      15,400      -
Chief Financial          1997  $98,458   1,500      -         $85,716      13,000      -
Officer                  1996  $75,000   -          -           -              -       -

Frank Cano (4)(5)(6)     1998  $96,875 $13,051   $10,000      $15,000      21,600      -
President, Information   1997  $78,125 $22,297      -           -          16,000      -
Technology               1996  $73,500 $23,125      -           -              -       -

William R. Hennessy      1998  $84,637  $3,000      -         $ 7,500       8,000      -
President Stratasoft,    1997  $81,400 $73,880      -           -           8,000      -
Inc. (7)                 1996  $74,618 $27,501      -           -              -       -

(1) Amounts exclude the value of perquisites and personal benefits because the aggregate amount thereof did not exceed the lesser of $50,000 or 10% of the Named Executive Officer's total annual salary and bonus.

(2) Company has made personal loans to Mr. Long from time to time. See - "Certain Transactions."

(3) As of December 31, 1998, Mr. Chadwick owned, in the aggregate, 24,286 shares of restricted Common Stock, with an aggregate value of $45,536. Of those shares, 14,286 will fully vest on July 7, 1999 and the remainder will vest at the rate of 2,000 shares per year for five years. Dividends, if any, will not be paid on these shares of restricted Common Stock.

(4) As of December 31, 1998, Mr. Cano owned 10,000 shares of restricted stock with an aggregate value of $18,750. Those shares will vest ratably over five years. Dividends, if any, will not be paid on these shares of restricted Common Stock.

(5)  Includes $1,500 as consideration for execution of employment agreements.

(6)  Includes compensation based upon attainment of certain performance goals.

(7)  Includes compensation based upon gross profit realized.

(8) Number of securities underlying options shown for 1998 includes options originally issued in 1997 and repriced during 1998 and options newly issued in 1998.

Stock Options

     Under the Company's 1996 Incentive Stock Option Plan (the "Incentive Stock Option Plan") options to purchase shares of the Common Stock may be granted to executive officers and other employees. As of December 31, 1998, 268,350 shares were reserved for issuance upon exercise of outstanding options and 149,150 were reserved and remained available for future grants pursuant to the Incentive Stock Option Plan. During 1998, options to purchase 10,400 shares of Common Stock were granted to the Named Executive Officers under the Incentive Stock Option Plan and 37,000 options to purchase common stock, issued in the prior year, were canceled and reissued at an exercise price of $1.50 per share.

Option Grants in Last Fiscal Year

     The following table provides information concerning stock options granted to the Named Executive Officers during the year ended December 31, 1998.

                                                                          Potential         Potential
                                                                          Realizable        Realizable
                       Number of   Percent of                              Value at          Value at
                       Shares of     Total                              Assumed Annual    Assumed Annual
                        Common      Options                             Rate of Stock     Rate of Stock
                         Stock     Granted to   Exercise                    Price             Price
                      Underlying   Employees    or base                Appreciation for  Appreciation for
                        Options    in Fiscal     Price     Expiration    Option Term       Option Term
                        Granted       Year     ($/share)      Date          5% (1)           10% (1)

James H. Long               2,400        0.6%       $1.50    10/01/08            $5,856            $9,336
Donald R. Chadwick          2,400        0.6%       $1.50    10/01/08            $5,856            $9,336
Frank Cano                  5,600        1.4%       $1.50    10/01/08           $13,664           $21,784

(1) Actual gains, if any, on stock options exercises are dependent on future performance of the Common Stock. No appreciation in the price of the Common Stock will result in no gain.

Repricing of Options in Last Fiscal Year

     The following table provides information concerning stock options repriced to all Executive Officers during the year ended December 31, 1998.

                                      Number of                                              Length of
                                      Securities       Market       Exercise                  Original
                                      Underlying      Price of      Price of                   Option
                                       Options        Stock at      Stock at       New          Term
                                       Repriced       Time of       Time of     Exercise     Remaining
                        Repricing     In Fiscal      Repricing     Repricing      Price      At Date of
Name                       Date          Year        ($/share)     ($/share)    ($/share)    Repricing

Donald R. Chadwick       10/01/98           13,000         $1.50         $6.00      $1.50    8.8 years
Frank Cano               10/01/98           16,000          1.50          6.00       1.50    8.8 years
William R. Hennessy      10/01/98            8,000          1.50          6.00       1.50    8.8 years
Thomas n. McCulley       10/01/98            8,000          1.50          6.00       1.50    8.8 years


Aggregated Option Exercises and Year-End Option Values

                                                        Number of                     Value of
                                                       Securities                   Unexercised
                                                       Underlying                   In-the-money
                         Shares                        Unexercised                   Options at
  Named Executive     Acquired on     Value            Options at                December 31, 1998
      Officer           Exercise    Realized        December 31, 1998
                                                Exercisable  Unexercisable    Exercisable  Unexercisable
James H. Long                    0          0             0          2,400     $     0        $   900
Donald R. Chadwick               0          0         2,600         12,800         975          4,800
Frank Cano                       0          0         3,200         18,400       1,200          6,900
William R. Hennessy              0          0         1,600          6,400         600          2,400

     The Named officers held 7,400 options that were exercisable at December 31, 1998, none were exercised during 1998 and there were 7,400 in-the-money unexercised options at December 31, 1998.

Compensation Committee Report

     The compensation committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation for fiscal 1998:

          The Committee met on May 5, 1998. The compensation of executive officers during 1998 was continued under compensation arrangements existing prior to the formation of the Committee except that equity based compensation would be enhanced to further align the interests of the officers of the Company with those of the stockholders. Those compensation arrangements are described below:

     Base compensation for the executive officers of the Company is intended to afford a reasonable payment for the services rendered to the Company and the responsibilities assumed by the executive officer relative to the expected performance of the areas managed by the officers. With the exception of the Chief Executive Officer and Chief Financial Officer, bonuses, which are generally paid monthly, and stock-based awards are contingent upon attaining or exceeding predetermined financial performance goals established at the beginning of each fiscal year. The Chief Executive Officer and Chief Financial Officer may receive bonuses or stock awards based on the overall performance of the Company as well as the committee's subjective evaluation of their performance. Mr. Long, Chief Executive Officer, received his base salary for the fiscal year ended December 31, 1998. The amount of such compensation was determined by the terms of his employment contract with the Company. A bonus in the amount of $80,200 was granted to Mr. Long in 1999 as compensation for the year ended December 31, 1998.

     The stock options issued to officers in 1998 were issued relative to the Company's 1997 performance. During the 1998 the Board, as a whole, determined that due to the significant decline in the price of the Common Stock the options issued in 1997 and 1998 no longer represented a significant incentive to management and other key employees of the Company due to the decrease in the value of the Company's stock. It was further determined that the loss of key management and/or its technical personnel would not be conducive to regaining a higher value for its shares. Therefore, in order to increase the incentive for employees to remain with the Company and to induce enhanced performance from the Company's employees, it was determined that all previously issued options, all of which were "out of the money," would be priced to the then current market value of the Company's shares.

     The Committee will be reformed after the annual meeting of stockholders with all non-employee directors as members of the committee. The committee intends to meet during 1999 and review established policies with respect to executive officer compensation.

                                            THE COMPENSATION COMMITTEE
                                            G. Chris Andersen
                                            Richard D. Darrell

Employment Agreements

     Each of the executive officers of the Company has entered into an employment agreement (collectively, the "Executive Employment Agreements") with the Company. Under the terms of their respective agreements, Messrs. Long, Chadwick, Cano and Hennessy are entitled to an annual base salary of $150,000, $100,000, $75,000 and $81,408, respectively, plus other bonuses, the amounts and payment of which are within the discretion of the Compensation Committee. The Executive Employment Agreements may be terminated by the Company or by the executive officer's resignation at any time by giving proper notice. The
Executive Employment Agreements generally provide that the executive officer will not, for the term of his employment and for a period of either twelve or eighteen months, whichever the case may be, following the end of such executive officer's employment with the Company, compete with the Company, disclose any confidential information of the Company, solicit any of the Company's employees or customers or otherwise interfere with the relations of the Company.

Certain Transactions

     The Company has from time to time made payments on behalf of Allstar Equities, Inc. a Texas corporation ("Equities"), which is wholly-owned by James
H. Long, the Company's Chief Executive Officer, and on behalf of Mr. Long, personally for taxes, property and equipment. Effective July 1, 1996, the Company and Mr. Long entered into a promissory note to repay certain advances, which were approximately $173,000 at July 1, 1996, in equal annual installments of principal and interest, from August 1997 through 2001. This note bears interest at 9% per year. Also effective July 1, 1996, the Company and Equities entered into a promissory note whereby Equities would repay the balance of amounts advanced, which were approximately $387,000 at July 1, 1996, in monthly installments of $6,500, including interest, from July 1996 through November 1998 with a final payment of approximately $275,000 due on December 1, 1998. This note bears interest at 9% per year. Effective on December 1, 1998 the note payable by Equities was extended for an additional twelve months with installments of $6,500 per month and a final payment due December 1, 1999. At December 31, 1998, the Company's receivables from Mr. Long and Equities amounted to approximately $373,000.

     The Company subleases office space from Equities. In 1996, Allstar renewed its office sublease with monthly rental payments of $31,500 in 1997 and $32,500 in 1998, plus certain operating expenses through December 1998. Effective December 1, 1998 the sublease was extended through December 31, 1999 Rental expense under this agreement amounted to approximately $390,000 during the year ended December 31, 1998.

     In August 1996, the Company retained an independent real estate consulting firm to conduct a survey of rental rates for facilities in Houston, Texas that are comparable to its Houston headquarters facility. Based upon this survey, and additional consultations with representatives of the real estate consulting firm, the Company believes that the rental rate and other terms of the Company's sublease from Allstar Equities are at least as favorable as those that could be obtained in an arms-length transaction with an unaffiliated third party.

Stock Performance Graph

shapeType75fFlipH0fFlipV0hspNext1041pib[GRAPHIC OMITTED]

     This graph depicts the past performance of the Common Stock and in no way should be used to predict future performance. The Company does not make or endorse any predictions as to future share performance.

     The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.


Section 16(a) Beneficial Ownership Reporting Compliance

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, executive officers, and stockholders who own more than 10% the Common Stock, are required to file reports of stock ownership and changes in ownership of common stock with the Securities and Exchange Commission and to furnish the Company with copies of all such reports they file. The Company believes that during 1998 the below listed Directors and officers did not comply with the 16(a) filing requirements and failed to report the receipt of options to purchase the Common Stock and failed to report the cancellation and reissuance of options to purchase the Common at a lower exercise price.

     The Company advised each officer and director that the Company would file the required forms for transactions relating to equity compensation under the Company's incentive stock options plans but failed to do so with respect to options grants and restricted stock awards during the fiscal year ended December 31, 1998.

  Person failing to file                                                          Number of    Number of
   reports, on a timely      Form                      Event                      Securities  Transaction
   basis as required by      Not                     Requiring                        or          Not
 Section 16(a) during most  Filed                      Report                     Underlying  Reported or
   recent fiscal years                                                            Securities    Reported
                                                                                                  Late

Shabbir K. Ali (O)          Form 5  Restricted stock and options issued,              14,700       3
                                    options repriced

G. Chris Andersen(D)        Form 5  Options issued, options repriced                   7,000       2

Frank Cano(O)               Form 5  Restricted stock and options issued,              21,600       3
                                    options repriced

Donald R. Chadwick(D)(O)    Form 5  Restricted stock and options issued,              10,000       3
                                    options repriced

Richard D. Darrell(D)       Form 5  Options issued, options repriced                   7,000       2

William R. Hennessy(O)      Form 5  Restricted stock and options issued,               8,000       3
                                    options repriced

Jack M. Johnson(D)          Form 5  Options issued, options repriced                   7,000       2

James H. Long (D)(O)        Form 5  Options issued                                     2,400       1

Thomas N. McCulley (O)      Form 5  Restricted stock and options issued,              10,400       3
                                    options repriced

Donald D. Sykora (D)        Form 5  Options issued, options repriced                   7,000       2

Michael A. Torigian (O)     Form 5  Restricted stock and options issued,               8,000       3
                                    options repriced

(D) - Director
(O) - Officer

Distribution of Annual Reports

     The annual report to stockholders covering the year ended December 31, 1998, that was mailed concurrently with this Proxy Statement to each stockholder entitled to vote at the Meeting.

Stockholder Proposals

     Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 1998 annual meeting of stockholders was required to submit such proposals to the Company on or before April 25, 1998.

Other Matters

     The cost of soliciting proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, in the accompanying form, will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone, for which they will receive no additional compensation. Brokerage houses, banks and other custodians, nominees and fiduciaries will be reimbursed for their customary out-of-pocket and reasonable expenses incurred in forwarding proxy materials to beneficial owners.

     The persons designated as proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the Meeting. Management does not know of any matters other than those referred to in this proxy statement that will be presented for action at the Meeting.

By Order of the Board of Directors,



     /s/ Donald R. Chadwick
Donald R. Chadwick, Secretary
April 30, 1999

                              ALLSTAR SYSTEMS, INC.

     This Proxy is Solicited on Behalf of The Board of Directors

The undersigned appoints THOMAS N. MCCULLEY and FRANK CANO as proxies, or either of them, each with power to appoint his substitute, to represent and to vote, as designated below, all shares of common stock of Allstar Systems, Inc. held of record by the undersigned on April 30, 1999 at the Annual Meeting of Stockholders to be held on June 24, 1999 and at any adjournments thereof.


     1. To elect a board of five (5) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified

          / / FOR all nominees listed below (except as marked to the contrary below)

          / / WITHHOLD AUTHORITY to vote for all nominees below (Instruction: To withhold authority for any nominee strike a line through the nominee's name in the list below.)

          NOMINEES:

                 James H. Long                   Donald R. Chadwick
                 Richard D. Darrell              Jack M. Johnson, Jr.
                 Mark T. Hilz

     2. In their discretion, the proxies are authorized to vote upon such other matters as may properly be presented to the annual meeting or any adjournments or postponements thereof.

Unless otherwise specified on this proxy, the shares represented by this proxy will be voted FOR proposal 1.

The undersigned hereby acknowledges receipt of notice of the meeting and proxy statement.




         Signature of Stockholder

NUMBER OF SHARES:

Dated:  __________________, 1999

Please sign exactly as name(s) appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN AND DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.